Exhibit 4.1

RENTECH, INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

as Rights Agent

AMENDMENT

TO

TAX BENEFIT PRESERVATION PLAN

Effective as of August 1, 2014

This Amendment (this “Amendment”), dated as of August 1, 2014, to the Tax Benefit Preservation Plan, dated as of August 5, 2011 (the “Plan”), is between Rentech, Inc., a Colorado corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Plan;

WHEREAS, the Plan, under its current terms, will expire on the close of business on August 5, 2014;

WHEREAS, pursuant to Section 26 of the Plan, the Company and the Rights Agent may from time to time supplement or amend any provision of the Plan in accordance with the provisions of Section 26 thereof;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the holders of the Rights to amend and extend the Plan as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

(a) Amendments.

1.1. Section 2 of the Plan is amended to delete the following sentence: “Contemporaneously with such appointment, if any, the Company shall notify the Rights Agent thereof.”

1.2. Section 7.1 of the Plan is amended to replace (i) the reference to “August 5, 2014” with “August 4, 2017”, and (ii) the reference to “August 5, 2012” with “the first Business Day following the 2015 annual Stockholder Meeting”.

1.3. The second sentence of Section 18 of the Plan is amended and restated as follows:

“The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Plan, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly.”

1.4. Section 20.3 of the Plan is amended and restated in its entirety as follows:

“Standard of Care. The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith, and willful misconduct (which gross negligence, bad faith or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Notwithstanding anything in this Plan to the contrary, in no event will the Rights Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of Section 18 and Section 20 hereof shall survive the termination or expiration of this Plan, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.”

1.5. Section 21 of the Plan is amended to delete the clause “corporation organized and doing business under the laws of the State of New York” and replace it with the clause “Person organized and doing business under the laws of the United States, the State of New York”.

1.6. All references to the date of “August 5, 2014” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Preferred Stock) to the Plan shall hereby be changed to “August 4, 2017”.

1.7. All references to the date of “August 5, 2012” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Preferred Stock) to the Plan shall hereby be changed to “the business day following the 2015 annual stockholder meeting”.

(b) Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings given to them in the Plan.

(c) Effect of Amendment. Except as expressly amended hereby, the Plan shall remain in full force and effect in accordance with its terms.

(d) Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto further agree to replace such invalid, void or unenforceable provision of this Amendment with a valid, legal and enforceable provision that carries out the parties’ intentions to the greatest lawful extent under this Amendment.

(e) Governing Law. This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(f) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

(g) Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(h) References. Any reference to the Plan contained in any agreement, instrument, notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Plan to be duly executed, as of the day and year first above written.

RENTECH, INC.

By:	/s/ Colin Morris
Name: Colin M. Morris
Title: Senior VP and General Counsel

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

(Signature Page to Amendment to Plan)